SCHEDULE 13G
Under the Securities Exchange Act of 1934


Golden Phoenix Minerals Inc.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

381149103
(CUSIP Number)

April 30, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [   ]Rule 13d-1(b)
      [ X ]Rule 13d-1(c)
      [   ]Rule 13d-1(d)

CUSIP No. 381149103
........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Sprott Asset Management Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY            15,000,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              15,000,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       15,000,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       IA
________________________________________________________________________________


CUSIP No. 381149103
........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Sprott Molybdenum Participation Corporation
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY            15,000,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              15,000,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       15,000,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       CO
________________________________________________________________________________

Item 1.

      (a)   Name of Issuer: Golden Phoenix Minerals Inc.

      (b)   Address of Issuer's Principal Executive Offices:
            1675 E. Prater Way, Suite 102, Sparks, NV 89434

Item 2.

      (a)   Name of Person Filing:
		Sprott Asset Management Inc.
		Sprott Molybdenum Participation Corporation

      (b)   Address of Principal Business Office:
            	Sprott Asset Management Inc:
		Suite 2700, South Tower, Royal Bank Plaza, Toronto, ON M5J 2J1 Sprott Molybdenum Participation Corporation:
		Suite 2700, South Tower, Royal Bank Plaza, Toronto, ON M5J 2J1

      (c)   Citizenship:
		Sprott Asset Management Inc: Canada
		Sprott Molybdenum Participation Corporation: Canada

      (d)   Title of Class of Securities: Common Shares

      (e)   CUSIP Number: 381149103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) [ ] Bank as defined in section 3(a)(6) of the Act
              (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a) Amount Beneficially Owned:
		Sprott Asset Management Inc: 15,000,000
		Sprott Molybdenum Participation Corporation: 15,000,000

      (b) Percent of Class:
		Sprott Asset Management Inc: 8.2%
		Sprott Molybdenum Participation Corporation: 8.2%

      (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
			Sprott Asset Management Inc: 0
			Sprott Molybdenum Participation Corporation: 0

              (ii)  Shared power to vote or to direct the vote:
			Sprott Asset Management Inc: 15,000,000
			Sprott Molybdenum Participation Corporation: 15,000,000

              (iii) Sole power to dispose or to direct the disposition of:
			Sprott Asset Management Inc: 0
			Sprott Molybdenum Participation Corporation: 0

              (iv) Shared power to dispose or to direct the disposition of:
			Sprott Asset Management Inc: 15,000,000
			Sprott Molybdenum Participation Corporation: 15,000,000

Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

        N/A

Item 8. Identification and Classification of Members of the Group:

        N/A

Item 9. Notice of Dissolution of Group:

        N/A

Item 10. Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       		May 10, 2007
                                       -------------------------------------
						Date

					Sprott Asset Management Inc.

						/s/ Eric Sprott
                                       -------------------------------------
                                               	Signature

                                       	Sprott Molybdenum Participation Corp.
					  By: Sprott Asset Management Inc.,
						its Investment Manager

						/s/ Eric Sprott
                                       --------------------------------------
                                             	Signature

                                       	Eric Sprott, Chief Executive Officer
                                       --------------------------------------
                                                Name/Title